Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256487

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated July 20, 2021)

STRYVE FOODS, INC.

Up to 5,609,398 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 20, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 5,609,398 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Stryve Foods, Inc., a Delaware corporation (the “Company”), with the information contained in the Company’s Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 15, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and warrants are listed on the Nasdaq Stock Market under the symbol “SNAX” and “SNAXW,” respectively. On October 14, 2021, the closing sale price per share of our Class A Common Stock was $5.66 and the closing sale price per warrant was $0.7875.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2021

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5801 Tennyson Parkway, Suite 275 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Employee Director Compensation

The Compensation Committee of the Board of Directors (the “Board”) of Stryve Foods, Inc. (the “Company”) approved the 2021 compensation program for its non-employee directors, consisting of an annual cash retainer of $15,000 payable quarterly and 4,000 restricted shares of Class A common stock of the Company, subject to vesting requirements. In addition, members of a committee of the Board receive an additional cash retainer of $15,000 payable quarterly and 1,500 restricted shares of Class A common stock of the Company, subject to vesting requirements. The Chairman of the Board will receive an additional cash retainer of $15,000 and 12,500 restricted shares of Class A common stock of the Company, subject to vesting requirements. All amounts payable will be pro-rated for partial periods served.

On October 11, 2021, the Compensation Committee of the Board granted awards of restricted shares of Class A common stock in the Company (or restricted stock units, at the election of the director) to each of the Company’s non-employee directors for 2021 from the Stryve Foods, Inc. 2021 Omnibus Incentive Plan (the “Plan”) as follows: Kevin Vivian – 3,500 shares; Robert Ramsey – 4,250 shares; B. Luke Weil – 3,500 shares; Mauricio Orellana – 3,500 shares and Ted Casey – 8,250 shares. A portion of the shares granted for the period from July 20, 2021 (date of the closing of the business combination) through September 30, 2021 vested immediately upon grant and the remainder will vest on December 31, 2021, subject to continued service with the Company. The form of restricted stock unit award agreement and restricted stock award agreement approved by the Compensation Committee of the Board are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Executive Restricted Stock Awards

Pursuant to the terms of their respective employment agreements, on October 11, 2021, the Compensation Committee of the Board granted awards of restricted shares of Class A common stock of the Company under the Plan to each of Joe Oblas, Jaxie Alt and Alex Hawkins in the amount of 200,000 shares, 200,000 shares and 100,000 shares, respectively. Such awards are subject to time-based vesting subject to the executive’s continued employment on the applicable vesting date, with the awards vesting quarterly over a four-year period and a portion of the award vesting immediately upon grant for service from July 20, 2021 (date of the closing of the business combination) through September 30, 2021.

Item 9.01 Financial Statements and Exhibits.

10.1	Form of Restricted Stock Award Agreement
10.2	Form of Restricted Stock Unit Award Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2021

STRYVE FOODS, INC.

By:	/s/ Joe Oblas
Name:	Joe Oblas
Title:	co-CEO

Exhibit 10.1

STRYVE FOODS, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

[PARTICIPANTID]

[FIRSTNAME] [LASTNAME]

You have been granted an award of shares of Class A common stock of Stryve Foods, Inc. (the “Company”) constituting a Restricted Stock Award (this “Award”) under the Stryve Foods, Inc. 2021 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[___________], [____]
Vesting Commencement Date:	[___________], [____]

Number of Shares of Restricted Stock (“Restricted Shares”):	[SHARESGRANTED]
Vesting Schedule:

_______ of the Restricted Shares will vest on each of the first _______ anniversaries of the Vesting Commencement Date, provided you are continuously employed by, or in service with, the Company or an Affiliate until the applicable vesting date.

In the event of your termination of employment or service with the Company or its Affiliates as a result of your death or disability (as determined by the Administrator), then 100% of the Restricted Shares will vest in full on the date of such termination.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

Release of Shares:

Unless otherwise determined by the Company, the Restricted Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practical after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

Transferability of Restricted Shares:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested.

Voting and Dividends:

While the Restricted Shares are subject to forfeiture, you may exercise full voting rights so long as the applicable record date occurs before you forfeit the Restricted Shares. Any dividends or other distributions paid with respect to the Restricted Shares for which the record date occurs before you forfeit the Restricted Shares will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such dividends or other distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such dividends or other distributions were made.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends or other distributions on the Restricted Shares, or any other event, results in income to you for federal, state or local income tax purposes, except as otherwise provided in the following paragraph, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, payment or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

If you do not make an election under Code Section 83(b) in connection with this Award, then, to the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Restricted Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

2

Miscellaneous:	●	Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

	●	The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

	●	By accepting this Award, you agree not to sell any Shares acquired in connection with this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

	●	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

	●	Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

	●	This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

3

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

STRYVE FOODS, INC.		PARTICIPANT

By:
	[EXECUTIVE]	[EMPLOYEE]
[POSITION]

Date:

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Exhibit 10.2

STRYVE FOODS, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[PARTICIPANTID]

[FIRSTNAME] [LASTNAME]

You have been granted an award of Restricted Stock Units (this “Award”) of Stryve Foods, Inc. (the “Company”) under the Stryve Foods, Inc. 2021 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[___________], [____]
Vesting Commencement Date:	[___________], [____]
Number of Restricted Stock Units:	[SHARESGRANTED]
Vesting Schedule:

_______ of the Restricted Stock Units will vest on each of the first _______ anniversaries of the Vesting Commencement Date, provided you are continuously employed by, or in service with, the Company or an Affiliate until the applicable vesting date.

In the event of your termination of employment or service with the Company or its Affiliates as a result of your death or disability (as determined by the Administrator), then 100% of the Restricted Stock Units will vest in full on the date of such termination.

Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Stock Units are vested, you will forfeit the unvested Restricted Stock Units.

Settlement of Restricted Stock Units:

As soon as practicable after your Restricted Stock Units vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested Restricted Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Restricted Stock Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder:

You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Restricted Stock Units (including with respect to voting or dividends) unless and until a certificate for Shares is issued upon vesting of the Restricted Stock Units or the Company makes an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such Restricted Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

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Miscellaneous:	●

Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

●

The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

●

By accepting the grant of the Restricted Stock Units, you agree not to sell any Shares acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

●

As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

●

Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

	●	This Award may be executed in counterparts

3

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

STRYVE FOODS, INC.		PARTICIPANT

By:
	[EXECUTIVE]	[EMPLOYEE]
[POSITION]

Date:

4